Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements

On April 16, 2014, we entered into a Stock and Asset Purchase Agreement ("SAPA") to sell our Chemtura AgroSolutions business to Platform Specialty Products Corporation ("Platform") for approximately $1 billion, consisting of $950 million in cash and 2 million shares of Platform's common stock. On November 3, 2014, we completed the sale of our Chemtura AgroSolutions business to Platform. The purchase price is subject to customary post-closing adjustments. Under the terms of the SAPA, we retained most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under certain supply agreements and a tolling agreement (collectively, the "Supply Agreements") with minimum terms of between two and four years.
The following unaudited pro forma condensed consolidated financial information and explanatory notes present the historical unaudited condensed consolidated balance sheet of Chemtura Corporation ("Chemtura" or the "Company") as of September 30, 2014 and the historical unaudited condensed consolidated statement of operations of Chemtura for the nine months ended September 30, 2014 and the historical audited condensed consolidated statement of operations for the year ended December 31, 2013. Consistent with the requirements of Article 11 of Regulation S-X, the unaudited pro forma condensed consolidated statements of operations have been presented on a continuing operations basis and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the disposition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Chemtura in future periods.

The unaudited pro forma financial statements give effect to the sale of our Chemtura AgroSolutions business, which occurred on November 3, 2014, the planned use of certain proceeds from that sale and the effect of the continuing Supply Agreements with Platform as if those transactions had occurred as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations and as of September 30, 2014 for purposes of the unaudited pro forma condensed consolidated balance sheet. The adjustments included in these unaudited pro forma condensed consolidated financial statements are preliminary and may be revised.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2014 and the unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2014 filed with the SEC on October 28, 2014.

Chemtura Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2014
(amounts in millions)

		Pro Forma Adjustments
	Chemtura Consolidated Historical	Disposition of Chemtura AgroSolutions Business		Use of Proceeds from the Sale of Chemtura AgroSolutions		Pro Forma Adjusted
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145	$930	(B)	$(551)	(I)	$524
Accounts receivable, net	258	—		—		258
Inventories, net	343	—		—		343
Other current assets	137	—		—		137
Assets held for sale	326	(326)	(A)	—		—
Total current assets	1,209	604		(551)		1,262
NON-CURRENT ASSETS
Property, plant and equipment, net	707	—		—		707
Goodwill	175	—		—		175
Intangible assets, net	104	—		—		104
Other assets	184	50	(C)	(1)	(J)	233
Total assets	$2,379	$654		$(552)		$2,481
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$11	$—		$—		11
Accounts payable	164	—		—		164
Accrued expenses	163	37	(N)	—		200
Income taxes payable	17	87	(D)	(3)	(K)	101
Liabilities held for sale	68	(68)	(A)	—		—
Total current liabilities	423	56		(3)		476
NON-CURRENT LIABILITIES
Long-term debt	793	—		(245)	(G)	548
Pension and post-retirement health care liabilities	204	—		—		204
Other liabilities	142	185	(N)	—		327
Total liabilities	1,562	241		(248)		1,555
STOCKHOLDERS' EQUITY
Common stock	1	—		—		1
Additional paid-in capital	4,376	—		—		4,376
Accumulated deficit	(2,965)	395	(E)	(4)	(L)	(2,574)
Accumulated other comprehensive income	(311)	18	(A)	—		(293)
Treasury stock	(285)	—		(300)	(H)	(585)
Total Chemtura stockholders' equity	816	413		(304)		925
Total Non-controlling interest	1	—		—		1
Total stockholders' equity	817	413		(304)		926
Total Liabilities and Stockholders' Equity	$2,379	$654		$(552)		$2,481

Chemtura Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2014
(amounts in millions, except per share data)

		Pro Forma Adjustments
	Chemtura Consolidated Historical	Disposition of Chemtura AgroSolutions Business (F)	Use of Proceeds from the Sale of Chemtura AgroSolutions (M)		Supply Agreements with Platform (N)	Pro Forma Adjusted
Net sales	$1,723	$(354)	$—		$98	$1,467
Cost of goods sold (1)	1,311	(202)	—		68	1,177
Gross profit (1)	412	(152)	—		30	290
Selling, general and administrative	192	(63)	—		—	129
Depreciation and amortization	77	(8)	—		5	74
Research and development	28	(8)	—		—	20
Facility closures, severance and related costs	6	—	—		—	6
Operating income	109	(73)	—		25	61
Interest expense	(35)	—	10		—	(25)
Other income, net	5	(5)	—		—	—
Reorganization items, net	(1)	—	—		—	(1)
Earnings from continuing operations before income taxes	78	(78)	10		25	35
Income tax (expense) benefit	(10)	19	—		(1)	8
Earnings from continuing operations	$68	$(59)	$10		$24	$43

Per share information:
Earnings from continuing operations - Basic	0.73					0.53
Earnings from continuing operations - Diluted	0.72					0.53

Weighted average shares outstanding - Basic	92.9		(12.5)	(H)		80.4
Weighted average shares outstanding - Diluted	94.3		(12.5)	(H)		81.8

(1) Excludes depreciation and amortization expense

Chemtura Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2013
(amounts in millions, except per share data)

		Pro Forma Adjustments
	Chemtura Consolidated Historical	Disposition of Chemtura AgroSolutions Business (F)	Use of Proceeds from the Sale of Chemtura AgroSolutions (M)		Supply Agreements with Platform (N)	Pro Forma Adjusted
Net sales	$2,231	$(449)	$—		$130	$1,912
Cost of goods sold (1)	1,721	(270)	—		90	1,541
Gross profit (1)	510	(179)	—		40	371
Selling, general and administrative	229	(56)	—		—	173
Depreciation and amortization	101	(14)	—		8	95
Research and development	40	(13)	—		—	27
Facility closures, severance and related costs	42	—	—		—	42
Equity loss	—	1	—		—	1
Operating income	98	(97)	—		32	33
Interest expense	(60)	2	16		—	(42)
Loss on early extinguishment of debt	(50)	—	—		—	(50)
Other income, net	9	7	—		—	16
Reorganization items, net	(1)	—	—		—	(1)
Loss from continuing operations before income taxes	(4)	(88)	16		32	(44)
Income tax (expense) benefit	(18)	21	—		(2)	1
Loss from continuing operations	$(22)	$(67)	$16		$30	$(43)

Per share information:
Loss from continuing operations - Basic	(0.23)					(0.50)
Loss from continuing operations - Diluted	(0.23)					(0.50)

Weighted average shares outstanding - Basic	97.7		(12.5)	(H)		85.2
Weighted average shares outstanding - Diluted	97.7		(12.5)	(H)		85.2

(1) Excludes depreciation and amortization expense

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The disposition of the Chemtura AgroSolutions business does not qualify for presentation as a discontinued operation under Accounting Standards Codification (ASC) 205-20-45 Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters. As such, performance under the Supply Agreements with Platform will continue to be reported as part of our continuing operations.

We have adjusted our historical condensed consolidated statements of operations to reflect each transaction as if it had occurred as of January 1, 2013 and we have adjusted the unaudited consolidated condensed balance sheet as if the transactions had been consummated as of September 30, 2014. The Chemtura AgroSolutions sale was completed on November 3, 2014.

We have assumed the net after-tax cash proceeds from the Chemtura AgroSolutions sale will be used to (i) repay $125 million of our Term Loan with Bank of America, N.A., as administrative agent; (ii) repay $20 million of our China Bank Facility with Agricultural Bank of China, Nantong Branch; (iii) redeem $101 million of the remaining outstanding principal amount of our 7.875% Senior Notes due 2018; and (iv) purchase $300 million in shares of Chemtura stock pursuant to a tender offer as described in the Schedule TO filed with the SEC on October 31, 2014. The remaining net after-tax cash proceeds will be retained for general corporate purposes until specific use(s) are approved by our Board of Directors (the "Board").

Our historical financial statements include $18 million and $6 million of project costs directly associated with the sale of our Chemtura AgroSolutions business for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, which were originally charged to our Corporate segment.

The unaudited pro forma condensed consolidated financial information does not reflect nonrecurring charges resulting from this disposition or future events that may occur after the disposition of this business, the potential realization of operating costs reductions (such as the elimination of stranded costs), restructuring activities or other costs, and does not consider potential impacts of current market conditions on revenues, expenses or other asset dispositions.

NOTE 2 - CHEMTURA AGROSOLUTIONS SALE

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated financial information. All adjustments to the historical unaudited condensed consolidated balance sheet assume the transaction occurred on September 30, 2014 and, therefore, do not reflect the changes in assets and liabilities sold or Platform's common stock price subsequent to that date.

A.	Represents the assets, liabilities and cumulative translation adjustment of the Chemtura AgroSolutions business which are subject to sale under the SAPA.

B.	Net cash proceeds received less anticipated transaction and other costs:

Pro Forma Adjustment (in millions)
Cash proceeds of the sale	$950
Less: Estimated transaction costs	(13)
Less: Estimated other fees and expenses	(7)
Total cash proceeds less transaction costs	$930

C.	As a component of the consideration of the sale, we received 2 million shares of Platform's common stock with a market value of $25.02 per share as of the close of business on September 30, 2014.

D.
The table below represents the tax expense and related taxes payable associated with the Chemtura AgroSolutions sale. The tax expense is based on the jurisdictional tax rates for each legal entity that will recognize taxable gains associated with this sale offset by the use of foreign tax credits and net operating losses for taxable gains in the United States ("U.S."):

Pro Forma Adjustment (in millions)
Income tax expense at statutory rates	$312
Benefit of U.S. net operating loss utilization	(128)
Benefit of U.S. foreign tax credit utilization	(114)
Subtotal income taxes	70
Withholding taxes	17
Total tax expense / payable	$87

E.	The gain on sale of our Chemtura AgroSolutions business if we had completed the sale on September 30, 2014 is calculated as follows:

	Pro Forma Adjustment (in millions)
Net cash proceeds	$930	(B)
Fair value of Platform's common stock	50	(C)
Total proceeds from sale	980
Net assets sold	(276)	(A)
Below-market contractual obligation	(222)	(N)
Pre-tax gain on sale	482
Tax expense	(87)	(D)
After-tax gain on sale	$395

F.
Represents the Chemtura AgroSolutions business as reported in our historical financial statements for each period presented adjusted to include project costs directly associated with the sale of the Chemtura AgroSolutions business of $18 million and $6 million for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, and amortization expense of $1 million for the year ended December 31, 2013 that were originally reported in our Corporate segment. For purposes of the pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations, had the sale of the Chemtura AgroSolutions business occurred on January 1, 2013, we would not have incurred these expenses.

We have applied an effective tax rate of 24% which represents the stand alone tax rate associated with the Chemtura AgroSolutions business adjusted for the impact of the utilization of net operating loss carryforwards in the U.S..

NOTE 3 - USE OF PROCEEDS FROM THE CHEMTURA AGROSOLUTIONS SALE

We intend to use the net after-tax cash proceeds from the sale of our Chemtura AgroSolutions business to (i) repay $125 million of our Term Loan with Bank of America, N.A., as administrative agent; (ii) repay $20 million of our China Bank Facility with Agricultural Bank of China; (iii) and redeem $101 million of the remaining outstanding principal amount of our 7.7875% Senior Notes due 2018. Additionally, on October 31, 2014, we commenced a tender offer to purchase shares of our common stock for cash for an aggregate purchase price of $300 million (the "Tender Offer"). The remaining net after-tax cash proceeds will be retained for general corporate purposes until specific use(s) are approved by our Board.

We have adjusted the unaudited historical condensed consolidated balance sheet as if the proceeds had been used to pay off debt and purchase our common stock as of September 30, 2014. We have also adjusted our unaudited historical condensed consolidated statement of operations for the nine month ended September 30, 2014 and the historical audited condensed consolidated statement of operations for the year ended December 31, 2013 to reflect the anticipated use of certain proceeds from the sale of the Chemtura AgroSolutions business as if those proceeds had paid-off debt and repurchased shares of our common stock as of January 1, 2013. The effect of the Tender Offer on our earnings per share ("EPS") calculation for the nine months ended September 30, 2014 and the year ended December 31, 2013 assumes the shares of our common stock were repurchased on January 1, 2013.

G.	Represents payments against our debt:

Pro Forma Adjustment (in millions)
Repayment of Term Loan	$(125)
Redemption of 7.7875% Senior Notes due 2018	(101)
Repayment of China Bank Facility	(20)
Release of unamortized balance of original issue discount associated with the Term Loan and the 7.7875% Senior Notes due 2018	1
Total	$(245)

H.
Represents the effect of the Tender Offer assuming 12.5 million shares of our common stock is purchased at a price of $24.00 per common share. The price per common share includes a premium of 7% on each common share. The Tender Offer pricing ranges from $21.50 to $24.50. We have selected $24.00 for purposes of the pro forma adjustments which may not represent the actual price at which these shares are tendered under the Tender Offer at the time of its expiration under its terms. The final pricing of these shares could impact the number of shares to be purchased and the pro forma basic and diluted weighted average shares outstanding and pro forma basic and diluted earnings per share.

I.	Represents the cash payments to be made, as follows:

Pro Forma Adjustment (in millions)
Repayment of Term Loan	$(125)
Redemption of 7.7875% Senior Notes due 2018	(101)
Repayment of China Bank Facility	(20)
Purchase of common shares under the Tender Offer	(300)
Prepayment penalty associated with the redemption of the 7.875% Senior Notes due 2018	(4)
Transaction fees associated with the debt repayments	(1)
Total	$(551)

J.	Release of debt issuance costs capitalized that were associated with the issuance of the Term Loan and the 7.7875% Senior Notes due 2018.

K.
The income tax benefit associated with the call premium associated with the 7.7875% Senior Notes due 2018, the transaction costs associated with the debt repayments and the release of both the original issuance discount and debt issuance costs multiplied by an estimated statutory effective tax rate in the U.S. of 38%. For purposes of the unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, we have assumed the use of proceeds occurred as of that date. In that case, the income generated in the U.S. by the gain on sale of assets would have created taxable income for which we would utilize foreign tax credits and net operating losses to the fullest extent possible for 2014. Therefore, any additional taxable income or expense in addition to the gain would be taxable at our statutory rate of 38%. For this item K and for item L below we have utilized the 38% rate.

L.	Represents the impact of the use of proceeds on retained earnings assuming the transaction occurred as of September 30, 2014.

Pro Forma Adjustment (in millions)
Prepayment penalty associated with the redemption of the 7.875% Senior Notes due 2018	$(4)
Transaction fees associated with the debt repayments	(1)
Release of unamortized balance of debt issuances costs	(1)
Release of unamortized balance of original issue discount associated with the Term Loan and the 7.7875% Senior Notes due 2018	(1)
Pre- Tax Total	(7)
Income tax benefit using an effective tax rate of 38% (see item K)	3
After Tax Total	$(4)

M.
Represents the savings in interest costs and reduction in amortization of original issue and debt issuance costs associated with the Term Loan, the China Bank Facility and the 7.7875% Senior Notes for each period presented. The tax effect associated with these amounts is zero due to the fact that our U.S. corporate entity, which holds this indebtedness, would not be in a taxable income generating position in either 2013 or 2014 if this transaction had occurred as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statements of operations presentations.

NOTE 4 - CONTINUING SUPPLY AGREEMENTS WITH PLATFORM

N.
Under the terms of the SAPA, we retained most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under the Supply Agreements with minimum terms of between two and four years. If we were to terminate a Supply Agreement at the end of its original 4 year term, we will be required to continue to manufacture products for Platform for an additional two years, thereby, creating an aggregate obligation to manufacture products for 6 years. Should Platform terminate a Supply Agreement at the end of the initial term, there is no obligation to continue to manufacture products. Due to the significant gross cash flows anticipated under the Supply Agreements, we concluded that the Chemtura AgroSolutions business did not meet the criteria to be presented as a discontinued operation. Accordingly, we will continue to reflect the business as continuing operations subsequent to the sale.

The terms of the Supply Agreements stipulate that pricing will be based solely on actual costs incurred for the production of products covered under the agreements, with the exception of depreciation on the property, plant and equipment retained. Since the Supply Agreements do not permit us to obtain market-based pricing for these products over the term of the Supply Agreements, we have estimated and recorded $222 million as the estimated fair value of the below-market contractual obligation based upon the discounted value of the loss of market-based pricing over the terms of the Supply Agreements. The recognition over the terms of the Supply Agreements of this liability, including the related discount for the nine months ended September 30, 2014 and the year ended December 31, 2013, has been presented in net sales on the unaudited pro forma condensed consolidated statements of operations.

Pro forma net sales related to the Supply Agreement include costs which will be charged to Platform under the terms of the Supply Agreements as well as $37 million per annum representing the recognition of the fair value of the below-market contractual obligation. Pro forma cost of goods sold included in the unaudited pro forma condensed consolidated financial information related to the Supply Agreements is based on the historical costs incurred for the products covered under the Supply Agreements for each period presented and may not be indicative of future costs incurred or billed to Platform subsequent to the sale. Depreciation is anticipated to remain consistent with historical amounts as we have retained a significant amount of property, plant and equipment of the Chemtura AgroSolutions business subsequent to the sale.

In most jurisdictions subject to these Supply Agreements, the U.S. participates in cost sharing agreements which require our subsidiaries to be made whole for costs incurred. Therefore, a majority of the income associated with these pro forma adjustments would be taxable income in the U.S. For purposes of the unaudited pro forma condensed consolidated statement of operations, our U.S. entities would have released a valuation allowance against U.S. pre-tax income in 2013 or 2014, assuming the transaction occurred on January 1, 2013, and therefore, no tax provision is applied. Accordingly, pro forma adjustments in each of these periods do not reflect a U.S. tax provision. One Supply Agreement in Italy is not subject to such cost sharing arrangements and therefore, we have applied the Italian statutory rate of 32% to the taxable income associated with that jurisdiction.